UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 13, 2012 (September 7, 2012)

Newcastle Investment Corp.

(Exact name of registrant as specified in its charter)

Maryland

(State or other jurisdiction of incorporation)

001-31458	81-0559116
(Commission File Number)	(IRS Employer Identification No.)

1345 Avenue of the Americas, 46th Floor New York, New York	10105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 798-6100

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement.

On September 7, 2012, Newcastle Investment Corp. (“Newcastle”) entered into an agreement (the “Agreement”) to terminate one of its securitizations (“CDO X”). Under the Agreement, Newcastle sold to Barclays Bank PLC (“Barclays”), the only third-party holder of CDO X notes, and ED LIMITED (“ED”) all of Newcastle’s interests in CDO X for approximately $130 million. Newcastle’s interests comprised $89.75 million face amount of subordinated notes and 100% of the equity of the CDO X co-issuers (collectively, the “Issuer”).

Pursuant to the Agreement, Newcastle also purchased for approximately $50 million eight securities with a current face amount of approximately $101 million held by the Issuer.

The transactions described above closed on September 12, 2012. On or as soon as reasonably practicable after the date of closing, Barclays and ED are required to cause the Issuer to terminate the hedge transactions to which the Issuer is a party and cause the notes and preferred shares issued by the Issuer to be cancelled.

The foregoing summary of the Agreement does not purport to be a complete description and is qualified in its entirety by the Agreement, which will be filed as an exhibit to Newcastle’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWCASTLE INVESTMENT CORP. (Registrant)

/s/ Brian C. Sigman
Brian C. Sigman Chief Financial Officer Date: September 13, 2012

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